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                                                                   EXHIBIT 10.4


Exhibit 10. Fee Agreement with Richard O. Weed

                                  FEE AGREEMENT

This Fee Agreement is between Client and Lawyer as follows:

Client:

Name:         DMI, Inc., a Colorado corporation
Address       2501 West Fifth Street
              Santa Ana, CA 97703
              Telephone   (714) 571-1900
              Facsimile   (714)
Lawyer:

              Richard O. Weed
              Archer & Weed Special Project Counsel
              5140 Birch Street, Suite 100
              Newport Beach, CA 92660
              Telephone (714) 760-7424
              Facsimile (714) 475-9087

Lawyer has agreed to provide services to Client with respect to the following matters. Legal research, strategy conferences and document preparation in connection with proposed merger between Client and another company. Other proposed activities include: preparation and filing with the SEC of the company's proxy statement, preparation and filing of two Form S-8 registration statements; electronic filing of June 30, 1996 Form 10-Q via Edgar; amendment to Articles of Incorporation to implement reverse split of common stock; review and prepare as necessary corporate minutes; and preparation of definitive Stock Purchase Agreement and related documents between Client and target company. Client and Lawyer have agreed to a fixed fee for these services with all such services to be rendered before December 15, 1996. Out of pocket expenses will be paid by Client at cost.

Lawyer may perform additional services for Client from time to time at Client's request. Client agrees to pay Lawyer $160 per hour for these services. Out of pocket expenses will be paid by Client at cost.

Lawyer and Client agree that Client, in its discretion, may elect to compensate Lawyer in common stock of DMI, Inc., a Colorado corporation, instead of cash. As payment for services, Client has suggested and Lawyer has agreed, that Client place a block of 350,000 shares of free trading stock in Lawyer's name with a national securities broker. Client has agreed to promptly register such blocks of stock pursuant to Form S-8 at its own expense and deliver such stock to the brokerage firm upon the filing and effectiveness of the Form S-8 Registration Statement.

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At all times the fees will be based upon the reasonable value of Lawyer's services as determined in accordance with the American Bar Association Model Code of Professional Responsibility and the California State Code of Professional Responsibility.

Costs and Expenses

Client understands that in the course of representation, it may be necessary for Lawyer to incur certain costs or expenses. Client will reimburse Lawyer for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services. More particularly, Client will reimburse Lawyer in accordance with the following guidelines:

1. Computer-Related Expenses - Client will reimburse Lawyer for computerized research and research services. However, any charges over $500 per month will require approval. Client also encourages Lawyer to utilize computer services which will enable Lawyer to more efficiently manage this matter.

2. Travel - Client will reimburse Lawyer for expenses in connection with out-of-town travel. However, Client will only reimburse for economy class travel and, where necessary, for the reasonable cost of a rental car. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances.

3. Filing Fees & Court Costs - Client will reimburse Lawyer for expenses incurred in connection with filing fees and court costs, if any, but will not be responsible for sanctions or penalties imposed due to the conduct of Lawyer.

Billing
Client expects to receive a statement monthly or at the conclusion of the project. All bills will include a summary statement of the kinds of services rendered during the relevant period. Client expects that Lawyer will maintain back-up documentation for all expenses.

Involvement of Client

Client expects to be kept closely involved with the progress of Lawyer's services in this matter. Lawyer will keep Client apprised of all material developments in this matter, and, in the case of litigation or administrative proceedings, will provide sufficient notice to enable a representative to attend meetings, conferences, hearings and other proceedings. A copy of all correspondence in the course of Lawyer's services will be forwarded to Client.

There may be times when Lawyer will need to obtain information from Client. All requests for access to documents, employees, or other information shall be granted without unreasonable delay. At the conclusion of this matter, all documents obtained shall be returned.

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Termination

Client shall have the right to terminate Lawyer's engagement by written notice at any time. Lawyer has the same right to terminate this engagement, subject to an obligation to give Client reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Lawyer will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new firm

Disputes

The laws of the State of California shall govern the interpretation of this agreement, including all rules or codes of ethics which apply to the provision of services. All disputes between us arising out of this engagement which cannot be settled, shall be resolved through binding arbitration in Orange County, California in accordance with the rules for resolution of commercial disputes, then in effect, of the American Arbitration Association, and judgment upon the award may be entered in any Court having jurisdiction thereof. It is further agreed that the arbitrators may, in their sole discretion, award attorneys' fees to the prevailing party.

Facsimile Copies

A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and such executed copy may be delivered by facsimile of similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof

Dated: October 7, 1996

Client
DMI, Inc.


/s/ Duncan MacDonald
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By: Duncan MacDonald
Its: President

Lawyer


/s/ Richard O. Weed
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Richard O. Weed